NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

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WLH - Q3 2013 William Lyon Homes Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 11, 2013 / 05:00PM GMT

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

CORPORATE PARTICIPANTS
Larry Clark William Lyon Homes - IR
Bill Lyon William Lyon Homes - CEO
Matt Zaist William Lyon Homes - President and COO
Colin Severn William Lyon Homes - VP, CFO

CONFERENCE CALL PARTICIPANTS
Will Randow Citigroup - Analyst
Alan Ratner Zelman & Associates - Analyst
Dan Oppenheim Credit Suisse - Analyst
Michael Rehaut JPMorgan - Analyst
Alex Barron Housing Research Center - Analyst
Joel Locker FBN Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2013 William Lyon Homes earnings Conference Call. My name is Shantalay, and I will be your operator today. At this time, all participants are in listen-only mode. This call is being recorded and will be available for replay through December 11, 2013 starting this afternoon, approximately one hour after the completion of this call.

(Operator Instructions)

Now, I'd like to turn the call over to Mr. Larry Clark, Investor Relations for the Company. Please go ahead. Mr. Clark?

Larry Clark - William Lyon Homes - IR

Thank you, Shantalay. Good morning, and thank you for joining us today to discuss William Lyon Homes' financial results for the three months ended September 30, 2013. By now, you should have received a copy of today's press release. If not, it is available on the Company's website at www.LyonHomes.com. The press release also includes a reconciliation of any non-GAAP financial measures used therein.

In addition, we are including an accompanying slide presentation that you can refer to during the call. You can access these slides in the Investor Relations section of the website. With us today from Management are Bill Lyon, Chief Executive Officer; Matt Zaist, President and Chief Operating Officer; and Colin Severn, Vice President, Chief Financial Officer. Following their comments, we will open the call for your questions.

Before I continue, I'd like to take a moment to read the Company's Safe Harbor statement. Certain statements contained in this conference call that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties, and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events, which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes; limitations on the Company's ability to utilize its tax attributes; limitations on the Company's ability to reverse any portion of its valuation allowance with respect to its deferred tax assets; changes in mortgage and other interest rates; changes in prices of homebuilding materials; weather conditions; the occurrence of events such as landslides, soil subsidence, and earthquakes that are uninsurable, uneconomically insurable, or subject to effective indemnification agreements; the availability of labor and homebuilding materials; changes in governmental laws and regulations; the timing of receipt of regulatory approvals and opening of projects; the availability and cost of land for future development; as well as other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

Now, I'd like to turn the call over to William Lyon Homes' CEO, Bill Lyon.

Bill Lyon - William Lyon Homes - CEO

Thank you, Larry, and welcome, ladies and gentlemen.

I'll begin today's call with an overview of our third-quarter results, and a discussion of our market outlook. Matt Zaist, our President and Chief Operating Officer, will then discuss our operational highlights, followed by Colin Severn, our Chief Financial Officer, who will review our financial results. After our prepared remarks, we will open the call for your questions.

In the third quarter of 2013, we delivered our seventh consecutive quarter of year over year growth in deliveries, orders, and unit backlog. Home sales and revenue was up 84% year over year, and we recorded pretax income, excluding non-controlling interest, of $13.9 million or $0.44 per diluted share, compared to a loss of $700,000 in the third quarter of 2012. Net income for the quarter was $7.6 million or $0.24 per diluted share, compared to a net loss in the year-ago quarter. We firmly believe there is strong and sustainable underlying demand for our homes, and that we are still in the early stages of what we believe to be a multi-year recovery. Our key markets are experiencing population and job growth, in excess of the national average. Household formations are predicted to continue to grow at a faster pace than new residential supply, particularly in the supply-constrained markets that we serve, and despite the recent rise in mortgage rates and higher pricing, affordability is still at historically attractive levels.

Our-third quarter results continue to reflect these favorable industry dynamics. We remain confident that our disciplined operating strategy of focusing on core markets and delivering superior quality and customer service positions us well to deliver on our growth plans. Our highly attractive markets have experienced strong price appreciation year-to-date. Arizona, California, and Nevada's double digit year over year price appreciation rates are all higher than the national average. The combination of high demand and strong price appreciation has translated into healthy gross margins, and we experienced increased margins year over year across all of our markets. Our homebuilding gross profit more than doubled to $33.4 million during the third quarter of 2013, and our homebuilding gross margins improved 580 basis points to 23.6% in the third quarter of 2013, compared to 17.8% in the year-ago quarter.

On the expense side of our operation, we continued to experience meaningful improvement in our operating leverage. Our combined SG&A expense for the quarter was approximately 11.9% of home sales. This compares favorably with 12.5% in the year-ago quarter, and 12.8% in the second quarter of 2013. Our SG&A rate is at its lowest level in the last 23 quarters, and we believe it will continue its downward trend over the coming years. We continue to benefit from our sizeable and well-located lot supply. We averaged 26 selling communities in the quarter, up 44% year over year, and ended the quarter with 30 active new home communities. We have also added to our lot positions in Northern California, Colorado, and Southern California.

Year-to-date through September 30, we have invested just over $198 million in our land acquisitions. Matt will provide more detail regarding our acquisition and development activity. We have successfully and strategically deployed the capital we raised from our May IPO, which will enable us to meet our growth goals in 2014, 2015, and beyond. We continue to implement strategies to enhance our financial flexibility, as evidenced by our issuance of $100 million of senior unsecured notes in October. This additional capital enhances our liquidity and access to working capital, and lays the foundation for our growth plans in our core western markets.

With that, I'll now turn the call off to our President and Chief Operating Officer, Matt Zaist, to discuss our third-quarter operating results. Matt?

Matt Zaist - William Lyon Homes - President and COO

Thanks, Bill. I'll now provide an overview of our operational highlights for the quarter. As Bill mentioned, we continue to experience improving operating metrics, as we reported another quarter of growth in deliveries, orders and backlog. Our new home deliveries for the third quarter of 2013 was 356 units, up 33% from the prior year's quarter. This increase was driven by a 27% increase in the number of new homes in backlog at the beginning of the quarter compared to the prior year, and a backlog conversion rate of 70%. Our average sales prices on homes closed increased 39% to $397,100 during the third quarter of 2013, compared to $285,900 during the year-ago quarter. This reflects healthy demand for new homes and a shift in our revenue mix to higher price point markets and homes.

We also are experiencing continued pricing power across our markets. On a same-store basis, which represents projects that were open during both periods, average sales prices increased 26% from $245,200 in the third quarter of 2012 to $309,000 in the third quarter of 2013. Additionally, same-store ASPs were up 5% sequentially from the previous quarter. Our net new home orders for the third quarter of 2013 were 312, up 12% from the third quarter of 2012. The dollar value of our orders was up 87% year over year to $142.4 million, which equates to $456,000 per home, and compares favorably to the ASP of $274,000 for our orders during the third quarter of 2012. Our Company-wide cancellation rate during the quarter was 14%, which is down 300 basis points sequentially.

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

Our backlog continued its upward trend, ending the quarter at 467 homes sold but not yet closed, with a value of $208.1 million, which represents a 92% year over year increase. Our average sales prices of homes in backlog at September 30, 2013 was approximately $445,600, which is 12% higher than the average sales price of homes that we closed in the recent third quarter. This increase reflects a shift in our sales mix, and also continues to demonstrate pricing power across our markets. We know that the impact of recent increase in mortgage rates and the rapid home price appreciation on the overall market is a topic of discussion in the investment community. I'd like to take some time to discuss the impact these factors have had on our business.

With respect to orders, we continue to see very healthy demand. In the third quarter, our monthly sales pace was four homes per average community, which is among the strongest in the industry, and is reflective of our very attractive locations in high growth and supply-constrained markets. Even at the current level of prices and mortgage rates, demand for our homes remains intact. Given the rapid increase in prices across all of our markets in the last 12 months, we are seeing consumers selectively digesting price appreciation and higher mortgage rates, and becoming more rational in their decision-making process.

Keep in mind, we're now in the traditionally slow selling season of the year. With all these factors, our sales pace has reached a more normalized and still very respectable level. We monitor our pricing policy on a weekly basis, community by community, in order to determine the right pricing so that we can maintain our desired annualized sales pace of between four and six homes per community per month. During the recent third quarter, we raised prices on 58% of our projects, and held prices at 35% of our projects, while utilizing additional incentives on only 7% of our projects, and continued to experience healthy traffic flow. Qualified buyers are asking all the right questions, and exhibiting more rational behavior than what we saw six months ago.

I'd now like to touch upon the performance of our new communities. We've opened 17 new home communities year-to-date. As of the end of the third quarter, we were selling in 30 new home communities. We are on track for averaging 43 active selling communities by the second quarter of 2014, which would represent a 79% year over year increase in our average community count for the second quarter of 2013. We continue to pursue our growth strategy of identifying and acquiring attractive land opportunities to add to our long-term supply of lots.

Consolidated land acquisition was approximately $122 million during the third quarter, and we ended the quarter with 13,156 owned and controlled lots, an increase of 15% year over year. Of particular note, we've increased our total lots owned and controlled in our important California market by 50% over the last 12 months, consistent with our strategy to deliver homes in attractive locations that are close proximity to job centers with strong school systems, that offer many cultural and recreational attributes. We expanded our presence in Northern California, by acquiring 547 lots in the Gateway Station community in Newark, California. The Gateway Station project is a centrally-located 42-acre transit-oriented development situated between Oakland and the Silicon Valley, and is poised to be one of the largest new home developments in the East and South Bay upon completion. The development will be comprised of five new home communities, and we expect to have our first homes available in the first half of 2015.

Gateway Station is an excellent demonstration of our land acquisition and development capabilities. We originally tied this development up on option in the first quarter of 2012, and have continued to add value to the property over the recent 18-month period through the entitlement process. We believe this development will be extremely accretive to our gross margins, as we expect to benefit from the housing price appreciation has occurred since we first controlled the property, as well as the value that we have added through our entitlement efforts. Additionally in the current quarter we strengthened our position in Colorado by purchasing 221 home sites in the master planned Southshore community in Aurora. This expansion under the Village Homes brand leverages our strong reputation to meet demand for high-quality homes in the region. This acquisition comprised offer four new single family detached communities, and we anticipate having our first homes available in the community in the first quarter of 2014.

Lastly, during the third quarter, the Company also commenced site development on our Church Farm project, located in the southeast valley of Phoenix. Church Farm is an 880-acre 2,300 unit master plan development that will be a hallmark of our Phoenix division in future years. We expect our first five model complexes to be open in late 2014. Based on our current outlook, we expect to spend an additional $50 million to $75 million in land acquisitions in the fourth quarter, and we are well positioned to continue executing on our growth plans. For additional discussion of our financial results, I'll turn the call over to Colin.

Colin Severn - William Lyon Homes - VP, CFO

Thank you, Matt. Home sales revenue increased 84% to $141.4 million for the third quarter of 2013, as compared to $76.6 million in the year ago period. The increase in home sales revenue was due to a 33% increase in deliveries, coupled with a 39% increase in the average sales price of homes delivered. Our homebuilding gross profit more than doubled to $33.4 million during the third quarter of 2013, compared to $13.6 million during the year-ago period. Our homebuilding gross margins improved 580 basis points to 23.6% in the third quarter of 2013, as compared to 17.8% in the third quarter of 2012. We reported improved adjusted homebuilding gross margins of 29% during the third quarter of 2013, up 330 basis points, as compared to 25.7% in the year-ago period. In addition, adjusted gross margins improved by 200 basis points over the second quarter of 2013.

We experienced increased margins across all of our markets, as compared to the third quarter of 2012. In Southern California, gross margins were up approximately 1,500 basis points year over year. Northern California was up 230 basis points, Arizona up 420 basis points, and Nevada up 810 basis points. The increase in margins is due to

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

improving market conditions, including higher sales prices, and our attractive land basis. We remain optimistic about our gross margins in the near term, based on sales prices in our current backlog. We are focused on optimizing our profitability through a combination of strategic pricing, while at the same time, managing our sales volume.

In addition to our strong gross profits, we continue to experience meaningful improvement in our operating leverage. Our combined SG&A expense for the quarter was $16.9 million or 11.9% of home sales. This compares favorably with last year's third-quarter percentage of 12.5%, and this year's second-quarter percentage of 12.8%. Sales and marketing expense improved by 70 basis points to 4.7% of home sales, down from 5.4% in the third quarter of 2012, primarily due to a decrease in our direct selling expense as a percentage of sales. G&A expense was relatively stable on a percentage basis this quarter, when compared to last year's third quarter, as we invested in our corporate infrastructure to support our plans for growth. We are comfortable that we'll be able to continue to improve our overall SG&A rate as a percentage of home sales over the coming years.

Operating income for the third quarter of 2013 was $17 million, as compared to $3.6 million in the year-ago period and $10.3 million in the second quarter of this year. Our adjusted EBITDA increased 137% to $23 million for the third quarter of 2013, compared to $9.7 million in the year-ago period. Net income was $7.6 million or $0.24 per diluted share, as compared to a net loss of $700,000 or $0.12 per diluted share in the third quarter of 2012. The Company recorded income tax expense of $6.4 million in the third quarter.

Of this total, $5.2 million relates to the income tax provision on 2013 operations. The remaining $1.2 million is related to the Company, making a one-time election in 2013 to accelerate cancellation of debt income in its 2012 federal tax return, offsetting it against our remaining federal NOLs. By making this one-time election, the Company expects to save approximately $22 million of net cash, which would have been paid in future years. As of September 30, 2013, the Company's deferred tax asset balance was $117 million, which remained fully reserved.

Now turning to our balance sheet. As of September 30, 2013, we had cash of $81.9 million, total of $360.5 million, total equity of $338 million, while our inventory balance was over $660 million. Our net debt to net book capitalization was 45.1% at the end of the quarter, down from 65% at December 31, 2012. Total debt to book capitalization at the end of the quarter was 51.2%, down from 70.2% at December 31, 2012. As of September 30, our $100 million 3-year revolving credit facility remains undrawn. As Bill mentioned, on October 24, 2013, we completed a successful offering of $100 million of additional 8.5% senior unsecured notes, priced to yield at 6.952%. We are pleased to announce that during the quarter, Moody's raised our corporate credit rating and the rating on our existing unsecured notes to B3, citing our improving profitability and financial performance, our increased equity base, and lower leverage as a result of our IPO, and our clean balance sheet. Now, I'll turn it back to Bill.

Bill Lyon - William Lyon Homes - CEO

Thanks, Colin. Before we take your questions I'd like to make a few closing comments about our road map for the future. We have a well-established foundation in place in terms of our land supply, market share, solid reputation, and strong and experienced management team. We are confident that with our strong reputation for high quality homes and excellent customer service, we will continue to gain market share and meet the growing long-term demand for homes in the attractive western markets in which we operate. We will continue our focus on driving revenue growth and increased profitability through our disciplined land acquisition strategy, and the opening of new home communities from our existing land positions, enabling us to drive attractive shareholder returns.

Thank you again for joining us today. I'd now like to open up the call to your questions.

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Will Randow of Citigroup. Please proceed.

Will Randow - Citigroup - Analyst

You talked about, from a bookkeeping perspective, taking on the tax expense this quarter. How should we think about cash taxes going forward for the next year or two, Colin?

Colin Severn - William Lyon Homes - VP, CFO

That's a great question. That's where the DTA comes in, and it's a significant cash benefit for us. The expense that we booked in this quarter is related to our improved operations, so in those situations, we have to book a provision. But the DTA still benefits us significantly over the next couple years.

Will Randow - Citigroup - Analyst

And mostly offsets your book tax expense, meaning it will be close to zero cash taxes, if I'm not mistaken?

Colin Severn - William Lyon Homes - VP, CFO

There will be some cash taxes. It won't be zero, but it will be much less than a full 38% provision.

Will Randow - Citigroup - Analyst

Okay, thanks for that. And then Bill and Matt if you could, you talked about in terms of you've raised prices in 58% of communities, 7% were down a little bit, the rest were flat, can you talk about how you're thinking about gross margin for the periods where you have visibility, in the next quarter or two?

Matt Zaist - William Lyon Homes - President and COO

It's Matt. I think, obviously we continue to be very optimistic about pricing power in each of our markets. I would note that 7% of communities where we used some incremental incentives, we aren't talking about big dollars from a percentage standpoint. They were used primarily in a couple of communities where we were at effectively close-out where it's tougher to try to move through your final units with a less than full sales staff in place. We feel, at least in the short-term, looking at our backlog, very comfortable about where our gross margins are. I think we would say there's probably a little bit of upside in where we have seen gross margins in the future couple of quarters, but obviously there's a mix of projects that include older legacy projects, that have benefited from fresh start accounting, as well as substantial price appreciation, along with some newer communities that we've brought online. But short answer would be, we feel optimistic to the upside on gross margins.

Will Randow - Citigroup - Analyst

Thanks for that guys, nice progress on the margins.

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

Operator

Your next question comes from the line of Alan Ratner of Zelman & Associates. Please proceed.

Alan Ratner - Zelman & Associates - Analyst

Nice quarter. Matt, on your comment on the absorption rate, obviously at four a month, you're well above most of your peers, but it sounds like that's at the low end of your target range. And as we move into the holidays here, and the seasonally slower time of the year, should we think that, should we expect that to broach the low end of your target range, at least in the fourth quarter, or are you managing your incentives and price to still stay at or above that level?

Matt Zaist - William Lyon Homes - President and COO

Good question, Alan. When we talk about that sales range of four to six absorption, per community, per month, we're looking at that on an annualized basis. Clearly, we would expect to see higher rates of absorption in the first half of the year, and slower rates of absorption as we move into the third quarter and into the holidays of the fourth quarter. So certainly, we would expect that and plan for that to be on the lower end of that range, but again we certainly benefit from being in what we consider to be the right locations, where it has enabled us to get a higher rate of sales without having to throw money at incentives to keep that. So I think we feel like we've got the right pace, we're not chasing sales through the use of incentives. As I mentioned it was very selective on a couple of projects that we needed to wrap up, but I would point more towards our ability to continue to raise pricing at almost 60% of our communities through the quarter, that we've got strong demand in very good locations.

Alan Ratner - Zelman & Associates - Analyst

Great, that's helpful, thank you. Just a second question. Looks like your Vegas lot count fell sequentially by a little bit more than a 1,000 lots, I think most of those were option lots, but can you just provide a little more color on what was going on there?

Matt Zaist - William Lyon Homes - President and COO

Alan, it's Matt. I don't think it was Vegas, it was actually Arizona. And that was an area where we had looked at a yield that had been an option working through the entitlement process on, you weren't able to get all of the things that we felt necessary to complete that transaction. But I think if you look at, sequentially, where we've been adding lot count, its really been focused. And the California market's up about 50% year-over-year, and obviously we've made a strong push in Colorado, with the acquisition of Village in December of last year, of acquiring lots and land to increase our community count and presence in that Colorado market. Nevada actually increased about 5% when you look at the lot count. Arizona, we still have approximately 6,000 lots owned and controlled, and really a majority of that -- about 5,600, owned in what we consider to be A locations in Arizona.

Alan Ratner - Zelman & Associates - Analyst

Great, I appreciate that. And just to confirm it doesn't look like there was any P&L impact from walking away from those lots?

Matt Zaist - William Lyon Homes - President and COO

No, I think it's -- again, we've traditionally used very low deposit structures to tie up lots on option, add value through the entitlement process, and very disciplined from the standpoint of making sure that if we can't accomplish what we intend on accomplishing, that we're not subject to P&L hits from walking away from those deals.

Alan Ratner - Zelman & Associates - Analyst

Great, thanks a lot. Congrats.

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

Operator

Your next question comes from the line of Dan Oppenheim of Credit Suisse. Please proceed.

Dan Oppenheim - Credit Suisse - Analyst

Thanks very much. Was wondering if you could talk a little bit more about some of the communities that you opened in Southern California. Recently, I think, you've talked about the same-store communities for the pricing and such. I would think some of those started extremely strong, and just if you can give any sort of update in terms of how those are proceeding, as the quarter progressed, in terms of both pricing and absorption?

Matt Zaist - William Lyon Homes - President and COO

Yes, Dan, it's Matt. I think, again, if you look at Southern California for us, especially relative to new home orders, probably the most improvement year-over-year, we averaged in Southern California approximately 15 orders per average sales location in the quarter. Orders in Southern California were up about 130% year-over-year. I think again, seeing very good demand in pricing power in Southern California.

Now for us Southern California is a very select universe. Are active communities are in northern San Diego County, Orange County, and core South Bay, Los Angeles County, so very little competition in those marketplaces. Our South Bay project up in Hawthorne has continued to perform very well. We just in the fourth quarter have opened our most recent new community there, actually this past weekend with a great turnout from a traffic perspective. Irvine continues to be a very strong marketplace for us. We've got three active communities in Irvine, excuse me, four active communities for Irvine, as well as South Orange County. So, the openings continue to go as we would expect. We are seeing the absorption rates in that five to six per community range in Southern California, and pricing power in each of those communities.

Dan Oppenheim - Credit Suisse - Analyst

Thanks and then talk about the adding land in many markets, and having 6,000 lots there in Arizona. How do you think about if you look to sell any of that land given some of the strong locations you have?

Matt Zaist - William Lyon Homes - President and COO

Matt again. I think that we're going to continue to evaluate that on a quarter-by-quarter basis. I think our strategy relative to lot sales in Arizona is going to be trying to take advantage of smaller pieces of the land inventory as opposed to bulk sales of large parcels. We've got land on our books at a very attractive basis. We certainly can't replace that land at the basis that we have it on our books. We do feel that selectively selling lots in some of our communities to get multiple builder presence in, to help drive prices either at the high end or the low end of a particular community, is a strategy that we employed in the past, and we'll selectively employ in the future, but no specific guidance relative to that at this time.

Dan Oppenheim - Credit Suisse - Analyst

Great, thank you.

Operator

Your next question comes from the line of Michael Rehaut of JPMorgan. Please proceed.

Michael Rehaut - JPMorgan - Analyst

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

The first question I had was around community count. I appreciate all of the detail there and the forward guidance in terms of the -- I believe you said 43 communities by the end of 2Q 2014. Just wanted to get a sense, is that number ahead of where you had originally planned maybe six months ago? And how should we think of the rate of growth going forward? I believe a lot of people, including myself, probably were looking for another 30% or more growth in 2015, and just curious about if that, if the perhaps greater than expected community ramp-up over the next two to three quarters, does that pull things forward, or is it just overall reflective of a greater pipeline of communities coming online?

Bill Lyon - William Lyon Homes - CEO

Matt, do you want to go ahead?

Matt Zaist - William Lyon Homes - President and COO

Yes, Mike. I think that getting to the mid 40%s number by the second quarter of 2014 is a little bit ahead of schedule. In large part I think you can take a look at the strategic acquisition we made at Southshore in Colorado, which will boost community count there a little bit quicker than we were anticipating. Relative to 2015, we're still seeing that incremental 30%-plus from 2014 into 2015, driven in large part by the land that we currently own. We mentioned on this call, our Church Farms project, which affords us a significant amount of growth in Phoenix that we'll have online by the end of next year. That's approximately 2,300 lots that will be spread across a number of different active selling communities. Our Newark acquisition in Northern California, which will be a big piece of our pipeline in 2015 in Northern California. But I think what we would say is, we selectively added to our portfolio that's giving us a little bit of juice quicker in 2014, but 2015 remains on track per previous discussions.

Michael Rehaut - JPMorgan - Analyst

No, that's very helpful. And looking again at the sales pace, appreciate kind of the rough guidance. If you go back to third quarter of last year, you probably had trends that were bucking normal seasonality. As you see, and of course, this is kind of a little bit more of a crystal ball question, but with the sales pace that you did in the first half of this year at nearly 16 a month or close to 5, plus -- 16 a quarter or over 5 a month in the first half of the year.

Given where we are right now in terms of trends, in terms of the backdrop of the rate environment and the rapid price appreciation, do you think at this point, is that something in the neighborhood that you could see repeating, given that you're still at a very good sales pace right now at four and maybe a little bit under four in the fourth quarter, or would you expect it to be a little bit more toned down, just given what's occurred over the last 6 to 12 months.

Matt Zaist - William Lyon Homes - President and COO

I think the way that we're going to run our business plan is looking at year-over-year seasonal trends. I mean, I think when you talk about seasonality in more of a normalized market, you really got to go back, at least we go back and look historically and look at the years of 2000 to 2004, where we saw again much better absorption in the first half of the year, slowing in the second half of the year. I think we still believe that the fundamentals in each of our core markets is strong. I think the way we are modeling things is similar on an absorption basis that we've seen this year.

I think, certainly the rate of price appreciation is something that I don't think we would forecast the trailing 12-month price appreciation going forward by any means, but I think when you look at the absorption pace and the cyclicality of that absorption pace over 2013, I think we look at that in 2014 as being the pace that we're striving for internally. Obviously, there's a lot of factors that play into that. We think that interest rates have settled for the short-term, a spike in interest rates, or some other unforeseen circumstance could also weigh on that, but I think that's probably the best guidance that we could give.

Michael Rehaut - JPMorgan - Analyst

I appreciate that, and just a last technical question, if I could. The tax rate, I'm really concerned more at least, not concerned more but just the question on the optics, in terms of the effective tax rate. Would that revert to zero in the fourth quarter and continue to be plus or minus zero until the NOL is reversed?

Colin Severn - William Lyon Homes - VP, CFO

No, what the NOL does, the DTA does is give us that big boost to our book equity and from there it becomes a cash savings. This is Colin, by the way, Mike.

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

Michael Rehaut - JPMorgan - Analyst

Yes.

Colin Severn - William Lyon Homes - VP, CFO

From a rate standpoint, just to give you clarity on this year, a couple things happened. We -- in the third quarter, we flipped the projecting taxable income, so it's a bit of a catch up to year-to-date, so when you look at the quarterly rate, it's a bit higher. So that's one thing. The other thing is, if you're using that $1.2 million that we had related to that election, where we preserved our NOLs, that also boosted it up. So the rate is not as high as it would appear, but when you look at it on a year-to-date basis, it's in the 20s.

Michael Rehaut - JPMorgan - Analyst

Okay, and again, from a GAAP effective tax rate, forget about cash taxes for a second, is that 20s type of number what we should use going forward then?

Colin Severn - William Lyon Homes - VP, CFO

Yes, it's definitely not zero, but I think in the 20s would be fine for now.

Michael Rehaut - JPMorgan - Analyst

Okay, thank you.

Operator

(Operator Instructions)

Your next question comes from the line of Alex Barron of Housing Research Center. Please proceed.

Alex Barron - Housing Research Center - Analyst

I was hoping you could talk a little bit about order trends throughout the quarter, and any comments on October activity?

Matt Zaist - William Lyon Homes - President and COO

Sure, Alex. It's Matt. I think if you look at the third-quarter order trends, in kind of sequentially which months of the strongest quarters, September was the strongest orders month of the third quarter, followed by July, with August being the slowest, which is what you'd typically see in a truly normalized seasonal environment. So we did see things tail off from June to July, down to August, with a pop in September. I think relative to October, I think that we're seeing absorption rates that are similar to what we saw towards the end of the third quarter. And I think overall, I think you'd expect that obviously as you get into December things would slowdown a little bit. But overall, nothing radically different to announce, relative to where we are in the fourth quarter versus the third.

Alex Barron - Housing Research Center - Analyst

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

Got it, and in terms of your SG&A rates, I guess I'm focused a little bit more on the corporate side, the G&A. Is that mostly reflective of increased headcount, or is there a variable component related to sales? The $10.2 million is what I'm speaking about.

Colin Severn - William Lyon Homes - VP, CFO

This is Colin. On the G&A side, we have added some headcount for forecasted growth. A lot of the increase in community count, though, just to point out, will run through the sales and marketing as well as the cost of sales. So we are adding a bit of infrastructure in order to support those communities. Yes, to answer your question.

Alex Barron - Housing Research Center - Analyst

Should we think about the $10 million as a run rate?

Colin Severn - William Lyon Homes - VP, CFO

I would be more focused on a percentage of revenue as the run rate. Again, as we're moving forward into the future, we're still focused on getting it down to that 10% range is what we've tried to guide to, so that's generally our goal.

Alex Barron - Housing Research Center - Analyst

10% meaning the sum of the two components?

Colin Severn - William Lyon Homes - VP, CFO

Yes, the sales and the G&A.

Alex Barron - Housing Research Center - Analyst

Got it. In terms of your community count growth that you point at, the 43 communities, is that pretty much the same across all of the markets? In other words, are you expecting to add a similar number of communities, or is there some region where you're more focused than others?

Matt Zaist - William Lyon Homes - President and COO

Alex, it's Matt. I think that it is spread across multiple divisions, probably the biggest increase in growth on a pure numbers basis will occur in Colorado. But we'll be adding actively selling communities in Nevada, Southern California, and Northern California. Phoenix will remain flat really until we get our Church Farms project online later in 2014, which is where we'll start to see Arizona's community count start to rise.

Alex Barron - Housing Research Center - Analyst

Got it. Okay, thanks a lot.

Operator

Your next question comes from the line of Will Randow of Citigroup. Please proceed.

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

Will Randow - Citigroup - Analyst

Hi thanks for taking my follow-up. Matt, wanted to see if you had any thoughts regarding -- obviously there's been two large M&A announcements. Do you think there could potentially be a part two of some of those transactions, and would William Lyon be interested being a part of those, if you could speak to that?

Matt Zaist - William Lyon Homes - President and COO

Well, I think that the Company always remains opportunistic relative to acquisitions, whether it be through acquiring of land or M&A activity. Obviously, we see two very large unique acquisitions come back to back recently. I think to the extent those parties are looking to shed assets, it really comes down to where are those assets going to be shed, in which markets? And do we believe that they're accretive to our business plan and margin expectations. So I think the broader answer is I wouldn't limit it to any two transactions. I think the Company remains extremely active, looking for opportunities for growth, especially when it can be accretive to shareholder value.

Will Randow - Citigroup - Analyst

Thanks for that. And then, Colin, just on the gross margin piece, you took a pretty material markdown at the end of December 2011 that a lot of other builders didn't have to take. How should we think that benefiting your land basis as we get into the out years?

Colin Severn - William Lyon Homes - VP, CFO

We should continue to see the benefit from that going into 2014, and even into 2015 and beyond. We've obviously seen some of the things we've acquired since that situation happened, were at basises that were before we saw this nice run up in sales prices as well. But generally, margins, we feel very strongly about our fourth quarter and even going into 2014 of at least stabilizing at the level they're at now, if not having a little bit more upside.

Will Randow - Citigroup - Analyst

Thanks again.

Operator

Your next question comes from the line of Joel Locker of FBN Securities. Please proceed.

Joel Locker - FBN Securities - Analyst

Just on, your amortization of interest as a percentage of revenues just dropped 170 basis points or so. What do you think a good run rate is going forward? Is it around that 5.3%, or back towards that 7%?

Colin Severn - William Lyon Homes - VP, CFO

I'd say anywhere from 4.5% to 5%. There is a couple things happening for us. As our leverage comes down, we're getting a better use of our interest obviously. And then as we're turning our assets, we should see that trend down just a little bit from the 5.3% that you're referencing.

Joel Locker - FBN Securities - Analyst

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

And just on what you're able to underwrite land to in Northern and Southern California right now, what are you seeing in that market? Is it a lot more competitive? We're hearing a lot of bidding going on, just people trying to have a land grab, or are you seeing low 20% IRRs and gross margins, or are you seeing higher than that?

Matt Zaist - William Lyon Homes - President and COO

Joel, it's Matt Zaist. I think that it all depends on the type of opportunities that you're looking at. I think we stated we've increased our lots owned and controlled in California substantially over the last 12 months. A lot of it comes down to what type of assets you're looking for. If you're just chasing finished lots in master planned communities, achieving low to mid 20s gross margins is difficult, which is why the Company has historically been focused on, and will continue to remain focused on, really looking for opportunities that are a little bit further out.

We've stated many times in the past that we were in a really good position in all of our markets, really through 2015 from a business planning standpoint, which has enabled us to be a little more strategic in where we're looking for opportunities. The Newark assets that we talked about earlier in this call in Northern California is a great example, where again, we tied that asset up in the first quarter of last year. It has benefited from double digit price appreciation without having to modify the basis at which we optioned the land. We would anticipate gross margins being significantly higher than the numbers you threw out, when it comes to market in 2015.

Southern California, we still do really appreciate the great relationships we have with master planned community developers here in Southern California, and our balance is to find those opportunities that are going to yield higher gross margins than what we're going to yield out of those master planned communities, to keep our adjusted gross margins above where our peer set is. So it really depends on what your operating strategy is and what your need is, is really going to reflect what types of opportunities you can afford to go after.

Joel Locker - FBN Securities - Analyst

I guess I was referring more to the partially developed or raw deals where you're looking at 2015 and beyond. Where if you're seeing competitors price and substantial home price appreciation to get the model to work, to actually get the price. If you're seeing that from a lot of your competitors now in California versus the two or three years, 2015, 2016, 2017 land.

Matt Zaist - William Lyon Homes - President and COO

Yes, I think it certainly is more competitive than it was 12 months ago that people are certainly starting to look a little bit further out. But I think you've got to remain disciplined in what your strategy is, and we've chosen to remain close to the coast, and close to the primary transportation corridors that serve the primary growth drivers in the coastal counties. It is something that you've got to remain focused. We personally, within our land committee, don't look for the depreciation factors to drive gross margins. We look for that to be upside to the shareholders.

Operator

At this time there are no additional questions in the queue, and I would like to turn the call back over for closing remarks. Please proceed.

Bill Lyon - William Lyon Homes - CEO

This is Bill Lyon. I'd like to thank you all for joining our call today. We look forward to providing you regular updates on our progress. If you have additional questions, please feel free to call or e-mail us. Again, thank you for your participation, and have a great day.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

NOVEMBER 11, 2013 / 05:00PM GMT, WLH - Q3 2013 William Lyon Homes Earnings Conference Call

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